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EXHIBIT 23.2

[EWC logo]
8950 E. Raintree Dr., Suite 200
Scottsdale, AZ 85260
Phone 480-444-3424
Fax 480-444-3423



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-135623) of iLinc Communications, Inc., of our report dated June 13, 2006 on the consolidated balance sheets of iLinc Communications, Inc. as of March 31, 2006 and 2005, and the related consolidated statements of operation, stockholders' equity and cash flows for the years then ended, which report appears in iLinc Communications Inc.'s Annual Report on Form 10-K. We also consent to the use of our name as it appears under the caption "Experts".


/s/ Epstein, Weber & Conover PLC

Epstein, Weber & Conover PLC

Scottsdale, Arizona
September 20, 2006